SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 4, 2008
Date of Report (Date of earliest event reported)

EDGAR Online, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-26071	06-1447017
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

50 Washington Street, Norwalk, Connecticut 06854
(Address of principal executive offices) (Zip Code)

(203) 852-5666
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

EDGAR Online, Inc. (the “Company”) announced that effective on the earlier of March 15, 2008 or the date the Company files its 2007 Annual Report on Form 10-K (the “Separation Date”), Greg Adams will resign his positions as Chief Financial Officer and Chief Operating Officer of the Company to pursue other interests. Mr. Adams will continue in his position as Chief Financial Officer until the Separation Date in order to assist in the transition of his role. A search for a new Chief Financial Officer is underway.

Mr. Adams has been the Company’s Chief Financial Officer since 1999, its Chief Operating Officer since 2003 and served as a member of the Company’s Board of Directors from 2004 until 2007.

Pursuant to the terms of Mr. Adams’ Employment Agreement with the Company, dated December 27, 2004 and as amended January, 31, 2005, the Company will pay Mr. Adams’ current base salary and commutation allowance less applicable tax withholdings and deductions, for twelve months from the Separation Date. This amount will be paid out in accordance with the Company’s regularly scheduled payroll. In addition, for the twelve month period following the Separation Date, the Company will maintain Mr. Adams’ health benefits, reimburse outplacement counseling costs up to $25,000, and allow Mr. Adams to elect to make contributions to the Company’s 401k Plan.

To the extent not already vested, all of Mr. Adams’ 624,000 stock options will vest as of the Separation Date. The term of these stock options will continue until the earlier of the end of their original grant date or five years from the Separation Date.

Item 9.01	Financial Statements and Exhibits.

(c)  Exhibits

Exhibit No.	Description
99.1	Press Release, dated January 4, 2008, of the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2008	EDGAR ONLINE, INC.

	By:	/s/ Philip D. Moyer
Philip D. Moyer
Chief Executive Officer and President

EXHIBIT 99.1

Press Release of January 4, 2008 of the Registrant